SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 6, 2005

Date of Report
(Date of earliest event reported)

ADVANCIS PHARMACEUTICAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50414	52-2208264

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

20425 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of Principal Executive Offices)           (ZIP Code)

Registrant’s telephone number, including area code: (301) 944-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Section 3 — Securities and Trading Markets

  Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     Advancis Pharmaceutical Corporation (the “Company”) today announced that it has closed its previously announced private placement of common stock and warrants to purchase common stock, resulting in the receipt of $27.25 million in gross proceeds. The newly issued shares were priced at $3.98, the closing price of the Company’s common stock on April 25, 2005. Investors in the private placement also received five-year warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $4.78 per share.

     Following the completion of the offering, the Company was advised by The Nasdaq Stock Market that the offering was completed at a price determined by Nasdaq to be less than market value. Nasdaq determined that the market value of the transaction was $4.03375 per share. As a result, Nasdaq determined that the offering required stockholder approval because it represented 20 percent or more of the Company’s total outstanding shares and included an affiliate of two directors of the Company.

     In response to this notice of deficiency by Nasdaq, the Company intends to seek stockholder approval for the offering. A special meeting of stockholders will be held as soon as practicable. The Company believes that stockholder approval is assured because the holders of a majority of the Company’s common stock have agreed to vote in favor of the transaction. Based on conversations with representatives of Nasdaq, the Company believes that the proposed stockholder approval will resolve the deficiency.

     The information contained in the press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit	Description

99.1	Press Release issued May 9, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCIS PHARMACEUTICAL CORPORATION

Date: May 9, 2005	By:	/s/ Steven A. Shallcross

Steven A. Shallcross
Senior Vice President and Chief
Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release issued May 9, 2005.